Exhibit 99.1

FOR IMMEDIATE RELEASE

ARC Global Trust Announces Intent to List on NYSE

Appoints Sue Perrotty to Board of Directors as Non-Executive Chair

New York, New York, March 9, 2015 – American Realty Capital Global Trust, Inc. (“Global Trust” or the “Company”) today announced that it intends to file an application to list its common stock on the New York Stock Exchange (“NYSE”) under the symbol “GNL,” and, subject to NYSE approval, anticipates that its common stock will begin trading on the NYSE during the second quarter of 2015. Concurrent with the listing, the Company intends to change its name to “Global Net Lease, Inc.”

The Company’s Board of Directors has determined, in consultation with its financial advisors, Barclays and RCS Capital, a division of Realty Capital Securities, LLC, that it is in the Company’s best interest to move forward with the listing application. This decision is the result of a process begun in December 2014 by the Board of Directors to evaluate possible strategic alternatives designed to maximize long-term stockholder value.

Scott Bowman, Chief Executive Officer of Global Trust, said, “The decision to seek a liquidity event by listing on the NYSE marks an exciting milestone for the Company and its stockholders. Since inception, the Company has successfully acquired 295 properties aggregating approximately 16 million square feet across the U.S. and Europe consistent with its corporate sale-leaseback strategy. The Company remains strategically positioned to continue its growth, and our U.S. and European management teams look forward to utilizing their expertise to capitalize on further property investments and seek to enhance long-term value for our stockholders.”

The Company also announced today that P. Sue Perrotty has been appointed to the Company’s Board of Directors as Non-Executive Chair, effective immediately. Ms. Perrotty replaces William M. Kahane, who is stepping down as Executive Chairman. Mr. Kahane will remain a director of the Company.

“I am thrilled to welcome Sue to the Global Trust Board as Non-Executive Chair,” commented Mr. Bowman. “Sue brings a wealth of industry knowledge as well as extensive senior leadership experience to our Board, and I am confident that she will be an invaluable addition to our team as we seek to continue to create long-term value for our stockholders through the execution of our strategy. With Sue’s appointment as Chair, our Board is now comprised of four directors, three of whom are independent, maintaining our commitment to best-in-class corporate governance. I look forward to working with her, alongside the rest of the Board, as we seek to capitalize on the Company’s significant opportunities ahead.”

Ms. Perrotty added, “I am excited to join Global Trust’s Board. This Company is dedicated to best practices and is characterized by an exceptional team of managers both in the U.S. and in Europe, the latter under the leadership of Moor Park Partners. The strengths of our investment team coupled with the significant opportunities in this sector, especially in northern and western Europe, resulting from the economic dislocations across the Continent, present an excellent opportunity to invest for yield and absolute return.”

Completion of the listing is subject to final approval by the NYSE. There can be no assurance that the Company’s shares of common stock will be approved for listing or, if the shares of common stock are listed, that a liquid market will develop. In addition, as the Company intends to list its common stock on the NYSE during the second quarter of 2015, it will not publish an estimated net asset value following the filing of its annual report on Form 10-K for the year ended December 31, 2014.

About P. Sue Perrotty

Ms. Perrotty has served as President and Chief Executive Officer of AFM Financial Services in Cranford, New Jersey since April 2011. Ms. Perrotty also has been an investor and advisor to several small businesses and entrepreneurs in varying stages of development since August 2008. Ms. Perrotty worked in the Office of the Governor of Pennsylvania as chief of staff to the First Lady from November 2002 through August 2008. Ms. Perrotty held the position of executive vice president and head of Global Operations for First Union Corp. as a member of the Office of the Chairman from January 2001 to January 2002. Ms. Perrotty also served as senior executive vice president and head of all Consumer Businesses including Retail Banking, Mortgage Banking, Product Development and Marketing as well as strategic customer information and delivery system development and CITO of predecessor banks.

About Global Trust

Global Trust is a publicly registered, non-traded real estate investment (“REIT”) that elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2013.

The following table sets forth certain operational information for Global Trust as of December 31, 2014:

Number of assets	295
Square feet	16 million
Occupancy	100%
Remaining lease term	11.2 years
Leverage	38%
Geographic Allocation	United States - 60%
Europe - 40% (UK 23%; Germany 11%; Finland 3%; The Netherlands 3%)

Additional information about Global Trust can be found on its website at www.arcglobaltrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors sections of Global Trust’s Annual Report on Form 10-K filed on March 7, 2014 and Quarterly Report on Form 10-Q filed on November 14, 2014, respectively. Further, forward-looking statements speak only as of the date they are made, and Global Trust undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations ABackman@arlcap.com (917) 475-2135	Scott J. Bowman Chief Executive Officer American Realty Capital Global SBowman@arlcap.com (917) 475-2216